EXHIBIT 99.1

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, MA 01880

Phone: 781/224-0880	Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS REPORTS

FOURTH QUARTER AND YEAR END 2003 FINANCIAL RESULTS

WAKEFIELD, MASSACHUSETTS, February 25, 2004 – American Dental Partners, Inc. (NASDAQ:ADPI) announced financial results today for the quarter and the year ended December 31, 2003.

Comparing the fourth quarter of 2003 with the fourth quarter of 2002:

•	Net revenue was $42,004,000 as compared to $37,775,000, an increase of 11%.

•	Earnings from operations were $3,860,000 as compared to $2,387,000, an increase of 62%.

•	Net earnings were $1,810,000 as compared to $1,107,000, an increase of 64%.

•	Diluted net earnings per share were $0.24 as compared to $0.15, an increase of 60%.

Comparing the twelve months of 2003 with the same period in 2002:

•	Net revenue was $163,707,000 as compared to $146,810,000, an increase 12%.

•	Earnings from operations were $13,025,000 as compared to $10,537,000, an increase of 24%.

•	Net earnings were $6,181,000 as compared to $4,707,000, an increase of 31%.

•	Diluted net earnings per share were $0.82 as compared to $0.63, an increase of 30%.

Total revenue, including patient revenue of the Company’s affiliated dental group practices which is not consolidated with the Company’s financial results, was $64,292,000 for the fourth quarter as compared to $57,589,000 for the prior year’s same quarter, an increase of 12%. For the year, total revenue was $252,058,000 as compared to $223,781,000 for the prior year, an increase of 13%.

Patient revenue of the Company’s affiliated dental group practices was $62,869,000 for the fourth quarter as compared to $55,646,000 for the prior year’s same quarter, an increase of 13%. For the year, patient revenue of the Company’s affiliated dental group practices was $245,609,000 as compared to $217,020,000 for the prior year, an increase of 13%. Same market revenue growth for the Company’s affiliated dental group practices as measured by patient revenue was 8% for the fourth quarter and was 5% for the year.

As previously announced, the Company successfully completed a new 3-year, $75 million revolving credit facility on October 16, 2003. Proceeds from the new facility were used to retire the Company’s existing $75 million revolving credit facility. As a result of retiring the previous facility, the Company’s fourth quarter interest expense included $220,000, or approximately $.02 per diluted share, of unamortized debt issuance costs related to the retired credit facility.

The Company reported cash flow from operations of $5,859,000 for the quarter and $21,738,000 for the year, an annual record and a 28% increase over the prior year. Capital expenditures were $3,235,000 for the quarter and $7,381,000 for the year. Amounts paid for affiliations and acquisitions were $167,000 for the quarter and $5,130,000 for the year. For the year, the Company reduced indebtedness by $7,537,000 and the Company’s debt to total capitalization stood at 37% at December 31, 2003 as compared to 43% at December 31, 2002.

The Company relocated one dental facility and expanded five dental facilities during the fourth quarter, and during the year the Company relocated three dental facilities and expanded thirteen dental facilities. During the fourth quarter, the Company relocated Voss Dental Lab to a new laboratory facility in Williamsville, New York. The Company completed two in-market practice affiliations during the quarter, and during the year the Company completed six in-market practice affiliations for Chestnut Hills Dental, Dental Care of Alabama, Western New York Dental Group and 1st Advantage Dental of Vermont. The Company also completed one platform affiliation during the year with Redwood Dental Group in May 2003.

Mr. Gregory A. Serrao, Chairman, President and CEO commented, “The year 2003 was a year of accomplishments on many fronts. We improved same market growth rates during the year and achieved 8% in the last quarter, just at our long term target of 8 to 10% per annum. We generated record cash flow from operations which allowed us to improve our debt to total capitalization to 37%, less than our long term target of 40%. And we were able to continue to reinvest in our business. We completed several facility investments and in-market affiliations to expand our affiliated dental groups. We completed one new platform affiliation to expand the Company’s presence, and we expanded our resource capabilities by completing a new laboratory facility.” Mr. Serrao concluded, “With 2003’s improved financial performance and balance sheet, we look forward to 2004 being a year in which we can continue to be the business partner of choice to dental group practices as they build the market-leading, high quality dental groups in each of their communities.”

Total revenue, patient revenue and same-market revenue growth are non-GAAP financial measures. In accordance with the requirement of SEC Regulation G, please see the attached financial table for a presentation of the most comparable GAAP measures and the reconciliation to the nearest GAAP measures and all additional reconciliations required by Regulation G.

The Company is currently evaluating the applicability of Emerging Issues Task Force (EITF) Issue No. 01-9 “Accounting for Consideration Given by a Vendor to a Customer” to its dental group affiliation model. Should EITF Issue No. 01-9 be applicable, amortization expense would be presented in the Company’s financial statements as a contra-revenue item rather than as an operating expense.

For further discussion of these events and a comprehensive review of the fourth quarter ended December 31, 2003, the Company will host its previously announced conference call on Thursday, February 26, 2004 at 10:00 a.m. EST, which will be broadcast live over the Internet at www.amdpi.com. The call will be hosted by Gregory A. Serrao, Chairman, President and Chief Executive Officer. To access the webcast, participants should visit the Investor Relations section of the website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast will be available at www.amdpi.com and www.streetevents.com approximately two hours after the call through 6:00 p.m. EST Thursday, March 4, 2004.

American Dental Partners is one of the nation’s leading business partners to dental groups. The Company is affiliated with 19 dental groups which have 171 dental facilities with approximately 1,520 operatories located in 17 states.

Note: Some of the information in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions, among others, identify forward-looking statements. Forward-looking statements speak only as of the date the statement was made. Such forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied. Certain factors that might cause such a difference include, among others, the Company’s risks associated with overall or regional economic conditions, its affiliated dental groups’ contracts with third party payors and the impact of any terminations or potential terminations of such contracts, the cost of and access to capital, the fluctuations in labor markets, the Company’s acquisition and affiliation strategy, management of rapid growth, dependence upon affiliated dental groups, dependence upon service agreements and government regulation of the dental industry. Additional risks, uncertainties and other factors are set forth in the “Risk Factors” section of the Company’s Registration Statement on Form S-4 (File No. 333-56941).

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net revenue	$42,004	$37,775	$163,707	$146,810
Operating expenses:
Salaries and benefits	18,593	17,305	72,557	65,762
Lab fees and dental supplies	6,904	6,121	27,047	24,164
Office occupancy expenses	5,005	4,786	19,999	18,314
Other operating expenses	3,622	3,327	14,638	13,163
General corporate expenses	1,584	1,558	6,834	5,859
Depreciation expense	1,375	1,271	5,378	4,990
Amortization of intangible assets	1,061	1,046	4,229	4,047
Special charges	—	(26)	—	(26)

Total operating expenses	38,144	35,388	150,682	136,273

Earnings from operations	3,860	2,387	13,025	10,537
Interest expense, net	703	606	2,592	2,947

Earnings before income taxes	3,157	1,781	10,433	7,590
Income taxes	1,347	674	4,252	2,883

Net earnings	$1,810	$1,107	$6,181	$4,707

Net earnings per common share:
Basic	$0.25	$0.15	$0.84	$0.65

Diluted	$0.24	$0.15	$0.82	$0.63

Weighted average common shares outstanding:
Basic	7,352	7,248	7,319	7,222

Diluted	7,660	7,494	7,572	7,451

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$1,895	$844
Receivables due from affiliated dental group practices	16,611	17,631
Other current assets	5,376	5,375

Total current assets	23,882	23,850

Property and equipment, net	35,216	31,925

Other non-current assets:
Goodwill, net	5,095	5,045
Intangible assets, net	83,843	83,575
Other assets	1,036	620

Total non-current assets	89,974	89,240

Total assets	$149,072	$145,015

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$18,559	$15,920
Current maturities of debt	1,407	1,586

Total current liabilities	19,966	17,506

Non-current liabilities:
Long-term debt	42,319	49,677
Other liabilities	12,895	10,916

Total non-current liabilities	55,214	60,593

Total liabilities	75,180	78,099

Stockholders’ equity	73,892	66,916
Commitments and contingencies

Total liabilities and stockholders’ equity	$149,072	$145,015

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(in thousands)

Comparable GAAP Presentation and

Reconciliation of Non-GAPP

Financial Measures

	Three Months Ended December 31,
	2003	2002	% Change
Reconciliation of total revenue to net revenue and patient revenue same market growth (1)
Patient revenue:
Dental group practices affiliated with the Company prior to September 30, 2002 (2)	$60,014	$55,646	8%
Dental group practices that completed affiliations with the Company after September 30, 2002	2,855	—	—

Total	62,869	55,646	13%
Other revenue	1,423	1,943	-27%

Total revenue	64,292	57,589	12%
Amounts retained by affiliated dental group practices	22,288	19,814	12%

Net revenue	$42,004	$37,775	11%

	Three Months Ended December 31, 2003			Three months ended December 31, 2002
	Amount	% of Total Revenue (1)	% of Net Revenue (1)	Amount	% of Total Revenue (1)	% of Net Revenue (1)
Patient revenue	$62,869	97.8%		$55,646	96.6%
Other revenue	1,423	2.2		1,943	3.4

Total revenue	64,292	100.0		57,589	100.0
Amounts retained by affiliated dental group practices	22,288	34.7		19,814	34.4

Net revenue	42,004	65.3	100.0%	37,775	65.6	100.0%
Salaries and benefits	18,593	28.9	44.3	17,305	30.0	45.8
Lab fees and dental supplies	6,904	10.7	16.4	6,121	10.6	16.2
Office occupancy expenses	5,005	7.8	11.9	4,786	8.3	12.7
Other operating expenses	3,622	5.6	8.6	3,327	5.8	8.8
General corporate expenses	1,584	2.5	3.8	1,558	2.7	4.1
Depreciation expense	1,375	2.1	3.3	1,271	2.2	3.4
Amortization of intangible assets	1,061	1.7	2.5	1,046	1.8	2.8
Special charges	—	0.0	0.0	(26)	0.0	(0.1)

Total operating expenses	38,144	59.3	90.8	35,388	61.4	93.7

Earnings from operations	3,860	6.0	9.2	2,387	4.2	6.3
Interest expense, net	703	1.1	1.7	606	1.1	1.6

Earnings before income taxes	3,157	4.9	7.5	1,781	3.1	4.7
Income taxes	1,347	2.1	3.2	674	1.2	1.8

Net earnings	$1,810	2.8%	4.3%	$1,107	1.9%	2.9%

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(in thousands)

Comparable GAAP Presentation and

Reconciliation of Non-GAAP

Financial Measures

	Twelve Months Ended December 31,
	2003	2002	% Change
Reconciliation of total revenue to net revenue and patient revenue same market growth (1)
Patient revenue:
Dental group practices affiliated with the Company prior to December 31, 2001 (2)	$222,811	$211,234	5%
Dental group practices that completed affiliations with the Company after December 31, 2001	22,798	5,786	294%

Total	245,609	217,020	13%
Other revenue	6,449	6,761	-5%

Total revenue	252,058	223,781	13%
Amounts retained by affiliated dental group practices	88,351	76,971	15%

Net revenue	$163,707	$146,810	12%

	Twelve Months Ended December 31, 2003			Twelve Months Ended December 31, 2002
	Amount	% of Total Revenue (1)	% of Net Revenue (1)	Amount	% of Total Revenue (1)	% of Net Revenue (1)
Patient revenue	$245,609	97.4%		$217,020	97.0%
Other revenue	6,449	2.6		6,761	3.0

Total revenue	252,058	100.0		223,781	100.0
Amounts retained by affiliated dental group practices	88,351	35.0		76,971	34.4

Net revenue	163,707	65.0	100.0%	146,810	65.6	100.0%
Salaries and benefits	72,557	28.8	44.3	65,762	29.4	44.8
Lab fees and dental supplies	27,047	10.7	16.5	24,164	10.8	16.5
Office occupancy expenses	19,999	7.9	12.2	18,314	8.2	12.5
Other operating expenses	14,638	5.8	8.9	13,163	5.9	9.0
General corporate expenses	6,834	2.7	4.2	5,859	2.6	4.0
Depreciation expense	5,378	2.1	3.3	4,990	2.2	3.4
Amortization of intangible assets	4,229	1.7	2.6	4,047	1.8	2.7
Special charges	—	0.0	0.0	(26)	0.0	(0.0)

Total operating expenses	150,682	59.8	92.0	136,273	60.9	92.8

Earnings from operations	13,025	5.2	8.0	10,537	4.7	7.2
Interest expense, net	2,592	1.0	1.6	2,947	1.3	2.0

Earnings before income taxes	10,433	4.2	6.4	7,590	3.4	5.2
Income taxes	4,252	1.7	2.6	2,883	1.3	2.0

Net earnings	$6,181	2.5%	3.8%	$4,707	2.1%	3.2%

(1)	Patient and total revenue are not measures of financial performance under GAAP. Total revenue includes patient revenue of the Company’s affiliated dental group practices, for which their results of operations are not consolidated into the Company’s financial statements. The Company uses these and other non-GAAP financial measures to analyze operating trends and to help manage its business. The Company believes that total revenue and patient revenue and the expense ratios derived from total revenue are useful measures to analyze operating trends.
(2)	Same market revenue excludes new affiliations that occurred during the periods of comparison. Same market patient revenue is comprised of revenue of the Company’s affiliated dental group practices, which are not consolidated into the Company’s financial statements. The Company believes that same market patient revenue growth is important for understanding its financial performance.